Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2011

—Reports Earnings of 38 Cents per Diluted Share for the Fourth Quarter—

— Increases Quarterly Dividend by 33 Percent—

SANTA ANA, Calif., Feb. 23, 2012 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2011.

Current Quarter Highlights

•	Title Insurance and Services segment adjusted pretax margin of 10.0 percent
-	GAAP pretax margin of 7.7 percent, which includes $19.2 million charge for final settlement of the Bank of America lawsuit and $2.0 million in net realized investment losses
•	Commercial division revenues of $107.3 million, up 10 percent compared to last year
•	International division revenues of $87.4 million, up 5 percent compared to last year
•	Specialty Insurance segment pretax margin of 13.9 percent
•	Cash flow from operations of $107.6 million

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended December 31		For the Full Year Ended December 31
	2011	2010	2011	2010
Total revenues	$996.6	$1,024.7	$3,820.6	$3,906.6
Income before taxes	66.1	74.6	130.3	212.1

Net income	$40.2	$47.1	$78.3	$127.8
Net income per diluted share	0.38	0.44	0.73	1.20

Total revenues for the fourth quarter of 2011 were $996.6 million, a decline of 3 percent relative to the fourth quarter of 2010. Net income in the current quarter was $40.2 million, or 38 cents per diluted share, compared with net income of $47.1 million, or 44 cents per diluted share, in the fourth quarter of 2010. The current quarter results include a $19.2 million charge, or 11 cents per diluted share, for the final settlement of the Bank of America lawsuit. The current quarter results also include net realized investment losses of $2.2 million, or 1 cent per diluted share, compared with $2.8 million, or 2 cents per diluted share, in the fourth quarter of 2010.

Total revenues for the full year of 2011 were $3.8 billion, a decline of 2 percent relative to the prior year. Net income was $78.3 million, or $0.73 per diluted share, compared with $127.8 million, or $1.20 per diluted share, in 2010. The results for the full year 2011 include charges of $77.5 million, or 43 cents per diluted share, comprised of a total of $32.2 million taken in the third and fourth quarters for settlement of the Bank of America lawsuit and $45.3 million taken in the first quarter in connection with the guaranteed valuation product offered in Canada. In addition, the full year results for 2011 include $9.2 million of net realized investment losses, or 5 cents per diluted share, compared with net realized investment gains of $2.2 million, or 1 cent per diluted share, in 2010.

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

“We are pleased with our company’s performance in the fourth quarter,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our efficiency initiatives, coupled with increased commercial and refinance activity, enabled us to deliver our strongest title segment margins of the year.

“Looking forward, we see positive momentum with total open orders per day up 19 percent in January compared with the fourth quarter, primarily driven by commercial and refinance activity. We also expect the HARP 2.0 program to stimulate additional refinance activity beginning in the second quarter. Given our efficient cost structure and conservative balance sheet, we are well positioned to capitalize on a gradually improving economy.

“I am also pleased to report that our board of directors has approved a 33 percent increase in the regular quarterly dividend from $0.06 per common share to $0.08 per share commencing in the first quarter of 2012.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2011	2010
Total revenues	$922.5	$949.7

Income before taxes	$71.4	$81.3
Pretax margin	7.7%	8.6%

Direct open orders	320,100	347,700
Direct closed orders	249,700	296,000

Commercial*
Total revenues	$107.3	$97.7
Open orders	17,100	16,900
Closed orders	10,200	9,800
Average revenue per order	$8,400	$8,100

*	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $922.5 million, a 3 percent decline from the same quarter of 2010. Direct premiums and escrow fees were down 4 percent as compared to the fourth quarter of 2010. This was due to a 16 percent decline in the number of direct title orders closed in the quarter, which reflects the decline in mortgage originations, largely offset by higher average revenue per order. Average revenue per direct title order was $1,504, an increase of 14 percent, compared with the fourth quarter of 2010. This was primarily due to a shift in the mix of revenues to higher-premium resale and commercial transactions, as well as an increase in the average revenue per closed commercial order. Agent premiums were lower by 2 percent in the current quarter, which is comparable with the 1 percent decline in direct premiums we experienced in the third quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $153.7 million this quarter, down 4 percent as compared to the same quarter of last year, driven by the same factors impacting direct title operations. Total

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

investment income was up 7 percent in the fourth quarter, primarily reflecting lower net realized investment losses compared to last year.

Personnel costs were $287.5 million in the fourth quarter, a decrease of $12.3 million, or 4 percent, compared with the fourth quarter of 2010. This decline was primarily due to a reduction in headcount and reduced costs related to employee benefit plans.

Other operating expenses were $167.5 million in the fourth quarter, down $19.4 million, or 10 percent, compared with the fourth quarter of 2010. This decrease reflects reductions in professional and other outside service expenses in the current quarter.

The provision for policy losses and other claims was $64.5 million in the fourth quarter, or 8.6 percent of title premiums and escrow fees, up $21.9 million compared with the same quarter of the prior year. Excluding the $19.2 million charge for the final settlement of the Bank of America lawsuit, the current quarter rate of 6.0 percent reflects an ultimate loss rate of 5.6 percent for the current policy year and a net increase in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $71.4 million in the fourth quarter, compared with $81.3 million in the fourth quarter of 2010, or a decrease of 12 percent. Pretax margin was 7.7 percent in the current quarter, compared with 8.6 percent in the fourth quarter of 2010.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2011	2010
Total revenues	$72.2	$72.3

Income before taxes	$10.0	$10.3
Pretax margin	13.9%	14.3%

Total revenues for the Specialty Insurance segment were $72.2 million in the fourth quarter of 2011, essentially flat compared with the fourth quarter of 2010. Pretax margin was 13.9 percent, down from 14.3 percent in the fourth quarter of 2010. The overall loss ratio in the Specialty Insurance segment was 54 percent in both the current quarter and the prior year.

Dividend Increase

The board of directors has approved a 33 percent increase in the regular quarterly dividend from $0.06 per common share to $0.08 per share commencing in the first quarter of 2012. The board of directors declared the $0.08 per share cash dividend payable on April 16, 2012, to shareholders of record as of March 30, 2012.

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

Teleconference/Webcast

First American’s fourth quarter and full year 2011 results will be discussed in more detail on Thursday, Feb. 23, 2012, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (800) 593-8971. Callers from outside the United States may dial (212) 547-0240. The pass code for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 28, 2012, by dialing (203) 369-1811. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.8 billion in 2011, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the effects of the HARP 2.0 program, an improving economy, future performance, expense management, and future organic growth and strategic acquisitions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory surpluses; increased claims or other costs and expenses attributable to the company’s use of title agents; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; regulation of title insurance rates; inability of the company’s subsidiaries to pay dividends or repay funds; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; product migration; increases in the size of the company’s customers; losses in the company’s investment portfolio; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted pretax margin. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Navarifar	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2011	2010	2011	2010
Total revenues	$996,566	$1,024,740	$3,820,574	$3,906,612

Income before income taxes	$66,116	$74,583	$130,293	$212,106
Income tax expense	25,738	26,839	51,714	83,150

Net income	40,378	47,744	78,579	128,956
Less: Net income attributable to noncontrolling interests	151	650	303	1,127

Net income attributable to the Company	$40,227	$47,094	$78,276	$127,829

Net income per share attributable to stockholders:
Basic	$0.38	$0.45	$0.74	$1.23
Diluted	$0.38	$0.44	$0.73	$1.20

Cash dividends per share	$0.06	$0.06	$0.24	$0.18

Weighted average common shares outstanding:
Basic	105,474	104,330	105,197	104,134
Diluted	107,111	106,413	106,914	106,177

Selected Title Information

Title orders opened	320,100	347,700	1,254,100	1,469,100

Title orders closed	249,700	296,000	917,500	1,079,000

Paid title claims	$111,317	$78,499	$347,818	$314,046

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$418,299	$728,746
Investment portfolio	2,642,917	2,683,038
Goodwill and other intangible assets	878,414	882,081
Total assets	5,370,337	5,821,826
Reserve for claim losses	1,014,676	1,108,238
Notes payable	299,975	293,817
Total stockholders’ equity	2,028,600	1,980,017

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Three Months Ended December 31, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$443,350	$375,605	$67,745	$-
Agent premiums	377,553	377,553	-	-
Information and other	155,268	153,741	1,531	(4)
Investment income	22,593	17,670	2,670	2,253
Net realized investment (losses) gains*	(2,198)	(2,029)	275	(444)

	996,566	922,540	72,221	1,805

Expenses
Personnel costs	311,977	287,486	13,421	11,070
Premiums retained by agents	301,900	301,900	-	-
Other operating expenses	181,190	167,530	9,913	3,747
Provision for policy losses and other claims	101,210	64,517	36,693	-
Depreciation and amortization	19,905	18,057	1,058	790
Premium taxes	11,304	10,176	1,128	-
Interest	2,964	1,442	4	1,518

	930,450	851,108	62,217	17,125

Income (loss) before income taxes	$66,116	$71,432	$10,004	$(15,320)

For the Three Months Ended December 31, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$458,991	$389,493	$69,498	$-
Agent premiums	384,978	384,978	-	-
Information and other	160,579	160,569	-	10
Investment income	22,982	17,592	2,721	2,669
Net realized investment (losses) gains*	(2,790)	(2,954)	67	97

	1,024,740	949,678	72,286	2,776

Expenses
Personnel costs	322,763	299,763	11,718	11,282
Premiums retained by agents	308,568	308,568	-	-
Other operating expenses	202,940	186,889	10,403	5,648
Provision for policy losses and other claims	80,438	42,625	37,813	-
Depreciation and amortization	21,278	19,411	1,137	730
Premium taxes	9,491	8,588	903	-
Interest	4,679	2,494	4	2,181

	950,157	868,338	61,978	19,841

Income (loss) before income taxes	$74,583	$81,340	$10,308	$(17,065)

*Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Fourth Quarter and Full Year 2011 Results

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Twelve Months Ended December 31, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,634,177	$1,360,512	$273,665	$-
Agent premiums	1,491,943	1,491,943	-	-
Information and other	621,483	619,951	1,531	1
Investment income	82,153	73,883	10,380	(2,110)
Net realized investment (losses) gains*	(9,182)	(7,162)	1,406	(3,426)

	3,820,574	3,539,127	286,982	(5,535)

Expenses
Personnel costs	1,186,479	1,104,841	51,389	30,249
Premiums retained by agents	1,195,282	1,195,282	-	-
Other operating expenses	753,750	693,541	38,106	22,103
Provision for policy losses and other claims	420,136	270,697	149,439	-
Depreciation and amortization	76,889	69,229	4,197	3,463
Premium taxes	45,663	40,972	4,691	-
Interest	12,082	5,923	17	6,142

	3,690,281	3,380,485	247,839	61,957

Income (loss) before income taxes	$130,293	$158,642	$39,143	$(67,492)

For the Twelve Months Ended December 31, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,663,956	$1,391,093	$272,863	$-
Agent premiums	1,517,704	1,517,704	-	-
Information and other	628,504	628,494	-	10
Investment income	94,262	75,517	11,876	6,869
Net realized investment gains (losses)*	2,186	782	1,827	(423)

	3,906,612	3,613,590	286,566	6,456

Expenses
Personnel costs	1,214,434	1,131,058	51,939	31,437
Premiums retained by agents	1,222,274	1,222,274	-	-
Other operating expenses	803,603	734,901	42,385	26,317
Provision for policy losses and other claims	320,874	180,821	140,053	-
Depreciation and amortization	80,642	72,566	5,341	2,735
Premium taxes	37,780	33,645	4,135	-
Interest	14,899	8,803	18	6,078

	3,694,506	3,384,068	243,871	66,567

Income (loss) before income taxes	$212,106	$229,522	$42,695	$(60,111)

*Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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